Exhibit 97.1
ENVISTA HOLDINGS CORPORATION

RECOUPMENT POLICY
Effective October 2, 2023

Statement of Intent. The Board of Directors (“Board”) of Envista Holdings Corporation (the “Company” or “Envista”) believes that it is in the best interest of Envista and its stockholders to encourage outstanding leadership, accountability and responsible risk-taking that benefits the long-term success of Envista and its subsidiaries (collectively, the “Company Group”). Accordingly, the Board has adopted this Recoupment Policy (this “Policy”), which shall be effective as of October 2, 2023 (the “Effective Date”). The Company’s Recoupment Policy, effective September 20, 2019 (the “Prior Policy”), will continue in effect for Incentive-Based Compensation received prior to the Effective Date. The purpose of this Policy is to describe the circumstances in which Covered Employees will be required to repay or return Recoverable Compensation to members of the Company Group. This Policy shall be interpreted to comply with Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended, and the related listing rules of the New York Stock Exchange (“NYSE”), and, to the extent this Policy is deemed inconsistent with such rules in any manner, this Policy shall be treated as retroactively amended to be compliant with such rules.

Definitions. For purposes of this Policy, the following definitions shall apply:

(a)“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were left uncorrected in the current period or the error correction were recognized in the current period (a “little r” restatement).

(b)“Committee” shall mean the Compensation Committee of the Board.

(c)“Covered Employee” means each officer who was subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, at any time during the performance period relating to the applicable Incentive-Based Compensation.
(d)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures, and stock price and total shareholder return measures.

(e)“Look-back Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition to such last three completed fiscal years, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following such three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

(f)“Misconduct” means a material act of dishonesty, fraud or misrepresentation or a willful violation of a material Company policy or law, in each case that directly causes the applicable Accounting Restatement.

(g)“Recoverable Compensation” means, in connection with an Accounting Restatement and with respect to each Covered Employee (whether or not such Covered Employee is serving at the time such Recoverable Compensation is required to be repaid to the Company Group), all Incentive-Based Compensation received by such Covered Employee (i) on or after the Effective Date, (ii) after beginning service as a Covered Employee, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Look-back Period. Incentive-Based Compensation is deemed received in the fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period (subject to applicable law, including any Incentive-Based Compensation the payment of which has been deferred).

Forfeiture and Reimbursement. In the event of an Accounting Restatement, the Company will require, to the fullest extent permitted by applicable law, that a Covered Employee forfeit and/or reimburse the Company for all of the Covered Employee’s Erroneously Awarded Compensation, and in the case of misconduct, such additional Recoverable Compensation as determined in the discretion of the Committee, in accordance with the following guidelines:

1.No Misconduct. If a Covered Employee did not engage in Misconduct, the amount of Recoverable Compensation that shall be forfeited and/or reimbursed to the Company by such Covered Employee, if any, shall be the amount of Recoverable Compensation that exceeds the amount that otherwise would have been received had it been computed based on the Accounting Restatement, and shall be calculated without regard to any taxes paid (“Erroneously Awarded Compensation”). For Erroneously Awarded Compensation based on stock price or total shareholder return measures, the amount that shall be forfeited and/or reimbursed to the Company shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return on which the Incentive-Based Compensation was received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).

2.Misconduct. If such Covered Employee engaged in Misconduct, up to the full amount of Recoverable Compensation may be forfeited and/or reimbursed to the Company by such Covered Employee, with any amount above the Erroneously Awarded Compensation as determined in the discretion of the Committee.

The Committee shall promptly make such determination of the amount of any Recoverable Compensation for each Covered Employee in connection with an Accounting Restatement and shall promptly thereafter provide each Covered Employee with a written notice containing the amount of Recoverable Compensation and a demand for repayment or return, as applicable, subject to each Covered Employee’s rights under the section of this Policy captioned “Opportunity To Be Heard” below.

The Committee has the power, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems necessary or appropriate to carry out its duties under this Policy.

The Company shall recover reasonably promptly any Recoverable Compensation except to the extent that one or more of the conditions (i)-(ii) below apply. The Committee shall determine the repayment schedule for each amount of Recoverable Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal or regulatory guidance, by the Securities and Exchange Commission (“SEC”), judicial opinion, the NYSE or otherwise. The determination of “reasonably promptly” may vary from case to case, and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement. The Committee shall have broad discretion to determine the appropriate means of recovery of Recoverable Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery. For the avoidance of doubt, except as set forth in (i)-(iii) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Employee’s obligations hereunder.

To the extent that a Covered Employee does not make reimbursement to the Company under this
Policy reasonably promptly following demand by the Company, or any shares of Recoverable Compensation have been sold by the Covered Employee, the Company shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, in each case to the maximum extent permitted under applicable law. The Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Recoverable Compensation from the applicable Covered Employee. The applicable Covered Employee shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Recoverable Compensation in accordance with the immediately preceding sentence.

Notwithstanding anything to the contrary, forfeiture and reimbursement of Recoverable Compensation with respect to one or more Covered Employees shall not be required if the following conditions are met and the Committee determines that recovery would be impracticable:

(i)The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Employee would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Recoverable Compensation, documented such attempts and provided such documentation to the NYSE; or

(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
No Indemnification. The Company shall not indemnify any current or former Covered Employee against any loss of compensation under this Policy or any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Recoverable Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). In no event shall the Company be required to award Covered Employees an additional payment if the Accounting Restatement would have resulted in a higher incentive compensation payment.

Opportunity To Be Heard. A Covered Employee whose Incentive-Based Compensation is subject to recoupment pursuant to this Policy shall be given the opportunity to appear before the Committee, with or without counsel, to present such facts and circumstances that such Covered Employee considers relevant to the Committee’s determination and to discuss any recoupment action. To the extent that a Covered Employee appears before the Committee, the Committee shall consider all facts and circumstances presented by such Covered Employee and shall render a final determination on the imposition of such recovery or forfeiture and advise such Covered Employee of that determination.

Authority and Interpretations. This Policy generally will be administered and interpreted by the Committee. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Committee under this Policy need not be uniform with respect to all Covered Employees.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

The rights of the Company under this Policy to seek forfeiture or reimbursement are not exclusive remedies and do not preclude any other recourse by the Company.

This Policy does not retroactively apply to any Incentive-Based Compensation received prior to the Effective Date. All questions or disputes related to the interpretation or enforcement of the Prior Policy with respect to Incentive-Based Compensation received before the Effective Date shall be resolved under the terms of the Prior Policy.

Acknowledgement; Benefits Conditioned on Agreeing to this Policy. Each Covered Employee shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Employee will agree to be bound by the terms and comply with this Policy. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Employee shall be deemed to include, as a condition to the grant or receipt of any benefit thereunder, an agreement by the Covered Employee to abide by, and for such Covered Employee and his or her Incentive-Based Compensation to be subject to, the terms of this Policy. For the avoidance of doubt, each Covered Employee will be fully bound by, and must comply with, this Policy, whether or not such Covered Employee has executed and returned such Acknowledgment Form to the Company.

Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.

Amendment and Termination. To the extent permitted by, and in a manner consistent with, applicable SEC and NYSE rules and regulations, the Board reserves the power to terminate, suspend, revise or amend this Policy.
Successors. This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

ENVISTA HOLDINGS CORPORATION
RECOUPMENT POLICY
Effective October 2, 2023

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Envista Holdings Corporation Recoupment Policy Effective October 2, 2023 (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. In the event of any inconsistency or conflict between the Policy and any prior, existing or future employment agreement, compensation plan or program, award agreement or similar document to which the undersigned is or becomes a party or that otherwise is or becomes applicable to the undersigned (collectively, “compensation arrangements”), the undersigned acknowledges and agrees that the Policy shall govern such compensation arrangements, and all such compensation arrangements are hereby automatically deemed amended to the extent necessary to give effect to the Policy. The undersigned waives any right or claim of indemnification or insurance paid for by the Company with respect to any compensation recouped or recovered by the Company pursuant to the Policy. The undersigned acknowledges that any determination by the Committee with respect to the Policy shall be final, conclusive and binding. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Recoverable Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

                            Signature:

                            Print Name:

                            Date: